                                                                        Ex. 12.1

KEY COMPONENTS INC.
FIXED CHARGE COVERAGE RATIO
(IN THOUSANDS)

                                                        HISTORICAL KCI
                                   -------------------------------------------------------------
                                                                              1ST HALF  1ST HALF
CATEGORY                            1993      1994      1995     1996  1997      1997      1998
------------------------------------------------------------------------------------------------
FIXED CHARGES:
  Rental Expense                     290       311       316     333    253       112        236
                                   -------------------------------------------------------------
  Interest Component(1/3)             97       104       105     111     84        37         79
  Interest                           405       457       427     254  3,007       645      3,294
  Amortization Debt Issue Cost:        0         0         0       0    174        21        110
                                   -------------------------------------------------------------
  Total                              502       561       532     365  3,265       682      3,483
                                   =============================================================
EARNINGS:
  Pre-Tax Income/(Loss)            1,576     1,447     1,971     198  2,139     1,542      3,711
  Fixed Charges                      502       561       532     365  3,265       682      3,483
                                   -------------------------------------------------------------
  Total                            2,078     2,008     2,503     563  5,404     2,224     7,194
                                   =============================================================
RATIO                                4.1       3.6       4.7     1.5    1.7       3.3       2.1
                                   =============================================================


                                                        PRO FORMA
                                   -------------------------------------
                                                  1ST HALF        LTM
CATEGORY                            1997           1998         06/30/98
------------------------------------------------------------------------
FIXED CHARGES:
  Rental Expense                          511           236          506
                                   -------------------------------------
  Interest Component(1/3)                 170            79          169
  Interest                              8,683         4,363        8,712
  Amortization Debt Issue Costs:          463           196          463
                                   -------------------------------------
  Total                                 9,316         4,638        9,344
                                   =====================================
EARNINGS:
  Pre-Tax Income/(Loss)                   754         2,555        4,860
  Fixed Charges                         9,316         4,638        9,344
                                   -------------------------------------
  Total                                10,070         7,193       14,204
                                   =====================================
RATIO                                 1.08094       1.55088      1.52012
                                   =====================================
